Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Biostar Pharmaceuticals, Inc.

We hereby consent to the incorporation by reference of our report dated March 31, 2014 with respect of the consolidated financial statements of Biostar Pharmaceuticals, Inc. as of and for the year ended December 31, 2013 into the annual report on the Form 10-K of Biostar Pharmaceuticals, Inc. for the year ended December 31, 2014, which report will be filed with the U.S. Securities and Exchange Commission on April 15, 2015.

/s/ Clement C. W. Chan & Co.
Clement C. W. Chan & Co.
Certified Public Accountants
Hong Kong
April 15, 2015